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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



The Board of Directors
MAF Bancorp, Inc.

We consent to incorporation by reference in the registration statements (No.'s 33-79110, 333-06593, 333-65655, 333-66693, 333-72865, 333-72863) on Form S-8 of
MAF Bancorp, Inc. of our report dated January 29, 1999, relating to the consolidated statements of financial condition of MAF Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, the six months ended December 31, 1996 and the year ended June 30, 1996, which report appears in the December 31, 1998 annual report on Form 10-K of MAF Bancorp, Inc.



/s/ KPMG LLP



Chicago, Illinois
March 23, 1999